Exhibit 10.2

STERIS PLC MANAGEMENT INCENTIVE COMPENSATION PLAN

(As Amended and Restated Effective April 1, 2018)

1. Objective. The objective of the STERIS plc Management Incentive Compensation Plan (the “Bonus Plan” or “Plan”) is to encourage greater initiative, resourcefulness, teamwork, efficiency, and achievement of objectives on the part of key employees whose performance and responsibilities directly affect the performance of STERIS plc (“STERIS”) and its subsidiaries (collectively, together with STERIS, the “Company”). The Plan is amended and restated effective as of and beginning with the Company fiscal year commencing April 1, 2018. Except as otherwise expressly provided herein, the Plan provisions in effect for fiscal years beginning prior to April 1, 2018 shall not be impacted by this amendment and restatement and shall remain in full force and effect in respect of such fiscal years.

2. Eligibility. Participation in the Plan will be limited to those key employees that are selected for participation on an annual basis and will normally include employees at or above the rank of Manager. Key employees selected for participation each year will be notified of their participation and given the parameters for bonus calculations early in the fiscal year.

A participant will be eligible to receive a bonus earned under the Plan for a particular fiscal year if and only if he or she remains in the employ of the Company through the end of that fiscal year, unless otherwise determined by the CEO of STERIS, or with respect to executive officers and other senior managers reporting to the CEO of STERIS, by the Compensation Committee of the Board of Directors of STERIS (“Committee”).

3. Target Bonus. Each participant will be assigned a percentage target bonus based upon his or her position and level within the Company. The target bonus will range from five percent to one hundred twenty-five percent of the participant’s base salary.

4. Financial Goals. Each year the Committee will select a threshold performance target or targets for the Company, the attainment of which will be a prerequisite to the payment of any bonuses under the Plan. In addition, the Committee will select one or more measures of current year financial performance for the Company as a whole, such as revenue growth, free cash flow, earnings before interest and taxes (EBIT), margins, and net income, to be used as goals for determining the payment of bonuses under the Plan. Each year the Committee (or its delegatee) may also select one or more measures of financial performance for Company business segments or business units to be used for determining the payment of bonuses under the Plan for participants who are associated with such segments or units. The Committee (or its delegatee) may also determine that a participant’s bonus eligibility will depend in part on goals for the Company as a whole and in part on goals for one or more business segments or business units. For each financial goal, the Committee will designate numerical “threshold,” “target,” and “maximum” levels of achievement. The maximum will be assigned a percentage of target up to 200%. The Committee may adjust the threshold, target and maximum levels of achievement for goals and/or achievement results if the Company records a special charge or credit or other conditions or special items occur that the Committee determines should be disregarded or reflected, either partially or in their entirety, when calculating the amounts of bonuses to be paid under the Plan. These conditions may include, but are not limited to, those described in Section 12.

5. Weighting of Goals. Each year during which the Committee selects more than one goal to be applicable to any participant or group of participants, the Committee will also specify the weight to be given to each such goal. For example, the Committee might determine to give 75% weight to EBIT and 25% weight to free cash flow.

6. Achievement Percentages. The threshold, target, and maximum performance target levels will be determined by the Committee, with each target or goal based on Company performance with respect to that goal. For example:

a.	If performance is below the threshold level, the bonus achievement percentage will be 0.

b.	If performance is at the target level, the bonus achievement percentage will be at 100%.

c.	If performance is at or above the maximum level, the bonus achievement percentage will be the assigned maximum percentage.

For performance at any level between the threshold and target or target and maximum, the bonus achievement percentage will be interpolated (unless otherwise established by the Committee). For example, if performance is exactly half way between the threshold and target, the bonus achievement percentage will be 50%.

7. Individual Performance. Upon determination of a participant’s bonus based on Company performance, the participant’s personal performance is considered when determining the final bonus amount.

8. Calculation of Bonuses. No bonuses will be paid for a fiscal year unless the performance of the Company is at least equal to the threshold performance target(s) level selected by the Committee for the year. Assuming that the criterion is met, a participant’s bonus will be determined by multiplying his or her target bonus by the achievement percentages attained during the year, taking into account the weighting of goals, as appropriate. If the threshold level is not attained for any goal, no bonus will be earned with respect to that goal. The bonus earned by any participant during a fiscal year based on Company and / or business segment or unit performance may range from zero (if performance is below threshold on all goals or in other circumstances) to a maximum percentage of target bonus selected by the Committee (if performance is at or above maximum on all goals). A participant’s bonus amount may be decreased or eliminated, or may be increased based on personal performance. The aggregate bonuses payable to all participants in respect of any fiscal year are subject to the determination of the Committee and may not exceed the pool amount for that year.

9. Pool Amount. A pool amount is calculated for bonuses payable for each fiscal year. The aggregate bonuses payable to all participants in respect of any fiscal year may not exceed the pool amount for that fiscal year. The pool amount is equal to the sum of the bonus payments all participants would be entitled to receive based upon Company and/or business segment or unit performance without giving effect to personal performance.

10. Payment of Earned Bonuses. Unless the Committee determines not to pay bonuses or to pay all or any part of bonuses under the Plan earlier, bonuses earned under the Plan will be paid to participants not later than two and one-half (2 1⁄2) months after the end of the fiscal year in which they are earned, subject to Section 14.

11. Midyear Additions and Adjustments. An individual assuming a key position during a fiscal year may be included in the Plan and be eligible for a pro rata portion of a full year bonus based upon the base salary earned while a participant. A participant whose position or level within the Company changes during a fiscal year may be assigned an increased or decreased target bonus for the year taking into account the participant’s new position and compensation.

12. Effect of Changes in Operations. If, during any fiscal year, the operations of the Company are materially altered, whether by an acquisition of substantial additional assets or one or more lines of business, disposition of substantial existing assets or one or more existing lines of business, merger, consolidation, or similar event, the Committee may, in its sole discretion, adjust the parameters of the Plan for that fiscal year in such a manner as to preserve to the participants the same relative prospects for earning a bonus under the Plan as would have been the case if the material alteration had not occurred. If the Company disposes of an entire operating division or line of business during a fiscal year, the Company may make to each participant, if any, who ceases to be employed by the Company as a result of that disposition, an “Interim Payment” in the same amount, at the same time, and with the same effect, as if the disposition constituted a Change of Control as defined in Section 14 below.

13. Bonus Forfeiture. If the Company’s financial statements for any fiscal year are required to be restated due to material noncompliance with any financial reporting requirement as a result of intentional misconduct of a Plan participant (“Forfeiting Participant”), the individual Forfeiting Participant shall return or forfeit, as applicable, all or a portion (but not more than one-hundred percent (100%)) of the Plan award or payment at the request of the Board or the Committee, in addition to all other rights and remedies the Company may have in respect of the Forfeiting Participant. The amount to be recovered from the Forfeiting Participant shall be the amount by which the bonus or incentive compensation award exceeded the amount that would have been payable had the Company’s financial statements been initially filed as restated (including, but not limited to, the entire Plan award), as determined by the Board or the Committee. The Committee shall determine whether the Company shall effect any such recovery (i) by seeking repayment from the Forfeiting Participant, (ii) by reducing (subject to applicable law and the terms and conditions of the applicable plan, program or arrangement) the amount that would otherwise be payable to the Forfeiting Participant under any compensatory plan, program or arrangement maintained by the Company, (iii) by withholding payment of future increases in compensation (including the payment of any discretionary bonus amount) or grants of compensatory awards that would otherwise have been made in accordance with the Company’s compensation practices, (iv) by any combination of the foregoing, and/or (v) by any other method. Without limiting the generality of the foregoing, it is understood and agreed as a condition to participation in the Plan, and/or receipt of any bonus hereunder, that the Committee may impose additional bonus forfeiture provisions in respect of Plan participants for the 2019 and subsequent fiscal years, and to the extent required by law, for prior fiscal years.

14. Effect of a Change of Control. Within twenty days after the occurrence of the first Change of Control (as defined below) to occur in any fiscal year, the Company may pay to each participant interim lump-sum cash payment (the “Interim Payment”) with respect to his or her participation in the plan. The amount of the Interim Payment shall be equal to the dollar amount of the participant’s target bonus for the entire fiscal year multiplied by a fraction, the numerator of which is the number of months between the beginning of the fiscal year and the end of the month in which the Change of Control occurs and the denominator of which is 12. The making of the Interim Payment will not reduce the obligation of the Company to make a final payment under the terms of the Plan, but the amount of any Interim Payment shall be offset against any later payment due under the Plan for the fiscal year in which the Change of Control occurs. Except as an offset against a final payment as provided in the immediately preceding sentence, the amount of the Interim Payment will not be offset against any amount due to the participant from or on behalf of the Company and a participant will not in any circumstances be required to refund any portion of the Interim Payment to the Company, except as provided in Section 13.

For purposes of the Plan, a “Change of Control” shall be deemed to have occurred if at any time or from time to time while this Agreement is in effect:

(a) Any person (other than STERIS, any of its subsidiaries, any employee benefit plan or employee stock ownership plan of STERIS, or any person organized, appointed, or established by STERIS for or pursuant to the terms of any such plan), alone or together with any of its affiliates, becomes the beneficial owner of 15% or more (but less than 50%) of the Common Shares then outstanding;

(b) Any person (other than STERIS, any of its subsidiaries, any employee benefit plan or employee stock ownership plan of STERIS, or any person organized, appointed, or established by STERIS for or pursuant to the terms of any such plan), alone or together with any of its affiliates, becomes the beneficial owner of 50% or more of the Common Shares then outstanding;

(c) Any person commences or publicly announces an intention to commence a tender offer or exchange offer the consummation of which would result in the person becoming the beneficial owner of 15% or more of the Common Shares then outstanding;

(d) At any time during any period of 24 consecutive months, individuals who were directors at the beginning of the 24-month period no longer constitute a majority of the members of the Board of Directors of STERIS, unless the election, or the nomination for election by STERIS’s shareholders, of each director who was not a director at the beginning of the period is approved by at least a majority of the directors who (i) are in office at the time of the election or nomination and (ii) were directors at the beginning of the period; or

(e) (i) STERIS is merged or consolidated with another corporation and those persons who were shareholders of STERIS immediately before the merger or consolidation receive or retain less than 60% of the stock of the surviving or continuing corporation, (ii) there occurs a sale or other disposition of all or substantially all of the assets of STERIS, or (iii) STERIS is dissolved.

Notwithstanding anything herein to the contrary, if an event described in clause (b), clause (d), or clause (e) above occurs, the occurrence of that event will constitute an irrevocable Change of Control. Furthermore, notwithstanding anything herein to the contrary, if an event described in clause (c) occurs, and the Board of Directors either approves such offer or takes no action with respect to such offer, then the occurrence of that event will constitute an irrevocable Change of Control. On the other hand, notwithstanding anything herein to the contrary, if an event described in clause (a) above occurs, or if an event described in clause (c) occurs and the Board of Directors does not either approve such offer or take no action with respect to such offer as described in the preceding sentence, and a majority of those members of the Board of Directors who were Directors prior to such event determine, within the 90-day period beginning on the date such event occurs, that the event should not be treated as a Change of Control, then, from and after the date that determination is made, that event will be treated as not having occurred. If no such determination is made, a Change of Control resulting from any of the events described in the immediately preceding sentence will constitute an irrevocable Change of Control on the 91st day after the occurrence of the event.

15. No Right to Compensation or Continued Employment. Neither participation in the Plan, the provision for or payment of any bonus hereunder nor any action of the Company, the Board or the Committee with respect to the Plan shall be held or construed to confer upon any person (a) any legal right to receive, or any interest in, any bonus or any other benefit under the Plan, (b) any legal right to continue to serve as an officer or employee of STERIS or any subsidiary comprising part of the Company, or (c) any relief from or modification to any agreement with or other obligation to the Company. Payment or other Company action described in this Plan is solely at the discretion of the Committee and/or the Company’s Board of Directors.

16. Withholding. The Company shall have the right to withhold, or require a participant to remit to the Company, an amount sufficient to satisfy any applicable federal, state, local or foreign withholding tax requirements imposed with respect to the payment of any bonus.

17. Nontransferability. Except as expressly provided by the Committee, the rights and benefits under the Plan shall not be transferable or assignable.

18. Amendment and Termination. The Committee may amend the Plan from time to time or terminate the Plan at any time.

19. Disputes and Disagreements. If there is any dispute or disagreement as to the interpretation of the Plan, or as to any question or right arising from or related to the Plan, the decision of the Committee shall be final and binding on all persons except in the case of manifest error.

In Witness Whereof, STERIS has caused this Plan to be executed by a duly authorized officer this 26th day of March, 2018.

STERIS plc

By:	/s/ J. Adam Zangerle
J. Adam Zangerle
Vice President, General Counsel and Secretary

5